Exhibit 1









                       FINANCIAL STATEMENTS AND SCHEDULES

                         FARM BUREAU 401(k) SAVINGS PLAN
                    (FORMERLY IOWA FARM BUREAU FEDERATION AND
                    AFFILIATED COMPANIES 401(k) SAVINGS PLAN)

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                       WITH REPORT OF INDEPENDENT AUDITORS

                         Farm Bureau 401(k) Savings Plan

                              Financial Statements
                                  and Schedules


                  Years ended December 31, 1998, 1997 and 1996






                                    CONTENTS

Report of Independent Auditors..............................................1

Audited Financial Statements

Statements of Net Assets Available for Plan Benefits........................2
Statements of Changes in Net Assets Available for Plan Benefits.............3
Notes to Financial Statements...............................................4


Supplemental Schedules

Line 27(a) - Schedule of Assets Held for Investment Purposes...............11
Line 27(d) - Schedule of Reportable Transactions...........................12

                         Report of Independent Auditors


The Board of Directors
Iowa Farm Bureau Federation

We have audited the accompanying statements of net assets available for plan benefits of the Farm Bureau 401(k) Savings Plan (formerly Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1998 and 1997, and the changes in its net assets available for plan benefits for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at December 31, 1998, and schedule of reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1998 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1998 financial statements taken as a whole.

The information presented in the schedules of assets held for investment purposes and reportable transactions assume cost to be equal to current value as historical cost information is not available. Disclosure of cost information, which is not considered material to the financial statements taken as a whole, is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

                                               /s/ Ernst & Young LLP

Des Moines, Iowa
May 21, 1999

                         Farm Bureau 401(k) Savings Plan

              Statements of Net Assets Available for Plan Benefits




                                                      DECEMBER 31
                                                  1998           1997
                                              --------------------------
ASSETS
Investments:
   Mutual funds, at fair value:
     EquiTrust Series Fund, Inc.:
       High Grade Bond Portfolio              $   347,804    $   232,311
       High Yield Bond Portfolio                  413,173        306,352
       Managed Portfolio                        1,650,871      1,360,349
       Money Market Portfolio                     144,598         48,083
       Blue Chip Portfolio                      2,468,505      1,214,649
       Value Growth Portfolio                   2,514,378      2,808,449
                                              --------------------------
                                                7,539,329      5,970,193

     EquiTrust Money Market Fund, Inc.                 --        140,880
                                              --------------------------
   Total investments in mutual funds            7,539,329      6,111,073

   Flexible premium deferred annuities          4,380,732      3,735,072
   FBL Financial Group, Inc. common stock       5,902,070      3,246,585
   Notes receivable from participants             820,749        709,933
                                              --------------------------
TOTAL INVESTMENTS AND NET ASSETS AVAILABLE
   FOR PLAN BENEFITS                          $18,642,880    $13,802,663
                                              ==========================



SEE ACCOMPANYING NOTES.

                         Farm Bureau 401(k) Savings Plan

                       Statements of Changes in Net Assets
                           Available for Plan Benefits



                                                                     YEAR ENDED DECEMBER 31
                                                             1998              1997             1996
                                                         ----------------------------------------------
Additions:
   Investment income:
     Interest                                            $    279,466     $    281,559     $    307,156
     Dividends                                                226,018          633,765          101,967
     Net unrealized and realized gains (losses) on
       investments                                           (266,580)       1,211,853        1,213,023
                                                         ----------------------------------------------
                                                              238,904        2,127,177        1,622,146
   Contributions:
     Employees                                              3,188,032          635,753          548,285
     Employer                                               1,459,263          499,702          306,004
     Rollovers from other plans                               625,769           77,865          142,604
                                                         ----------------------------------------------
Total additions                                             5,511,968        3,340,497        2,619,039

Deductions - benefits paid to participants                   (671,751)        (765,507)        (348,256)
                                                         ----------------------------------------------
Net additions                                               4,840,217        2,574,990        2,270,783

Net assets available for plan benefits at beginning
   of year                                                 13,802,663       11,227,673        8,956,890
                                                         ----------------------------------------------
Net assets available for plan benefits at end of year    $ 18,642,880     $ 13,802,663     $ 11,227,673
                                                         ==============================================



SEE ACCOMPANYING NOTES.

                         Farm Bureau 401(k) Savings Plan

                          Notes to Financial Statements

                                December 31, 1998




1. SIGNIFICANT ACCOUNTING POLICIES

Investments in EquiTrust Series Fund, Inc. (formerly FBL Series Fund, Inc.), EquiTrust Money Market Fund, Inc. (formerly FBL Money Market Fund, Inc.) and common stock of FBL Financial Group, Inc. are stated at fair market value, based on the latest quoted market price. Investments in flexible premium deferred annuities, which are considered fully benefit-responsive contracts, are valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. The interest rate is 1-1/2% above the FBL Flexible Premium Deferred Annuity Rate and ranged from 7.50% to 7.75% and 7.75% to 8.35% during the years ended December 31, 1998 and 1996, respectively, and was 7.75% during 1997.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2. DESCRIPTION OF THE PLAN

Farm Bureau 401(k) Savings Plan (the Plan, formerly Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan) is a defined contribution plan which covers substantially all employees of the Iowa Farm Bureau Federation and affiliated companies (the Companies) including, beginning January 1, 1998, employees of the Arizona Farm Bureau Federation and the New Mexico Farm and Livestock Bureau and is designed to provide retirement benefits. Effective January 1, 1998, the Plan was amended to discontinue 401(m) post-tax participant contributions and implement a 401(k) feature which allows only before-tax contributions. Under the amended plan, participants may contribute from 1% to 18% of their salaries, pre-tax, to the Plan, subject to certain limitations described in the plan document. The Companies are required to match 50% of participant contributions up to 4% of eligible annual salary, excluding agency managers, assistant agency managers and, effective October 1, 1998, office assistants, who are employees of Farm Bureau Mutual Insurance Company as well as participants who have accrued certain minimum benefits under the Farm Bureau Retirement Plan. Company matching contributions currently are in the form of common stock of FBL Financial Group, Inc., an affiliate. Participants are immediately fully vested in the contributions they make to the plan and, after three years of employment, contributions made on their behalf through the Company match. Agency managers, assistant agency managers and office assistants who are employees of Farm Bureau Mutual Insurance Company are eligible for a non-elective Company cash contribution.

                         Farm Bureau 401(k) Savings Plan

2. DESCRIPTION OF THE PLAN (CONTINUED)

During 1997 and 1996, participants were allowed to contribute from 1% to 15% of their salaries, after-tax to the Plan, with matching contributions determined at the discretion of the Companies. All amounts were 100% vested.

The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

The foregoing description of the Plan provides only general information. A more complete description of the Plan's provisions may be obtained from the plan administrator.


3. INVESTMENTS

Contributions are invested in the mutual funds, flexible premium deferred annuities sponsored by or offered by the Companies or common stock of FBL Financial Group, Inc. Participants may elect in which portfolios of the mutual funds to invest their contributions. The portfolios invest primarily in common stocks, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money market instruments. Participants electing to have contributions deposited into the Flexible Premium Deferred Annuities receive interest at a rate determined by the Board of Directors of Farm Bureau Life Insurance Company, with a guaranteed rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. The interest rate credited to these contributions ranged from 6.0% to 6.25% and 6.25% to 6.85% during the years ended December 31, 1998 and 1996, respectively, and was 6.25% during 1997. Participants who elect to purchase stock in the Company do so at its market price when the trade is executed.

                         Farm Bureau 401(k) Savings Plan

3. INVESTMENTS (CONTINUED)

Total investments and changes in total investments for each investment option are as follows:

                                      HIGH GRADE    HIGH YIELD                      MONEY
                                        BOND           BOND         MANAGED         MARKET       BLUE CHIP
                                      PORTFOLIO     PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO
                                      ---------------------------------------------------------------------
Total investments at January 1,
  1996                                $ 225,532     $ 246,354     $   825,183     $  65,997     $   516,020
   Interest and dividend income          13,289        17,907          29,356         2,037           3,529
   Net unrealized and realized
     gains (losses) on investments       (1,860)        9,748         106,246            --         109,081
   Contributions:
     Employees                           13,883        18,650          93,830         7,631          53,842
     Employer                             1,922         9,692          67,123            --          83,182
     Rollovers from other plans           1,212           774          33,410         3,462          18,209
   Benefits paid to participants         (5,586)       (3,559)        (30,159)       (5,221)        (23,266)
   Transfers between funds              (36,533)      (60,832)       (119,904)      (22,258)        (38,371)
                                      ---------------------------------------------------------------------
Total investments at December 31,
  1996                                  211,859       238,734       1,005,085        51,648         722,226
   Interest and dividend income          12,942        19,862         126,382         1,883           5,982
   Net unrealized and realized
     gains (losses) on investments        6,043         8,099         (15,418)           --         191,968
   Contributions:
     Employees                           14,560        23,712          92,175         9,522          74,355
     Employer                             2,307        19,956          96,606            --         135,613
     Rollovers from other plans              --         2,208          16,758            --          10,501
   Benefits paid to participants         (2,355)       (3,824)        (60,422)         (962)        (35,727)
   Transfers between funds              (13,045)       (2,395)         99,183       (14,008)        109,731
                                      ---------------------------------------------------------------------
Total investments at December 31,
  1997                                  232,311       306,352       1,360,349        48,083       1,214,649
   Interest and dividend income          16,075        21,915          64,140         4,943          16,995
   Net unrealized and realized
     gains (losses) on investments       (3,206)       (6,376)       (300,679)           --         269,016
   Contributions:
     Employees                          101,173       121,480         532,504        35,734         775,406
     Employer                             4,378        16,216          85,589           582         132,092
     Rollovers from other plans          21,865         5,627          89,937       105,033         193,935
   Benefits paid to participants        (30,237)      (23,644)        (53,797)      (10,943)        (97,451)
   Transfers between funds                5,445       (28,397)       (127,172)      (38,834)        (36,137)
                                      ---------------------------------------------------------------------
Total investments at December 31,
  1998                                $ 347,804     $ 413,173     $ 1,650,871     $ 144,598     $ 2,468,505
                                      =====================================================================

                         Farm Bureau 401(k) Savings Plan

3. INVESTMENTS (CONTINUED)

                                                                                    FBL
                                                    EQUITRUST      FLEXIBLE       FINANCIAL        NOTES
                                       VALUE         MONEY         PREMIUM       GROUP, INC.    RECEIVABLE
                                      GROWTH         MARKET        DEFERRED        COMMON           FROM          TOTAL
                                     PORTFOLIO      FUND, INC.     ANNUITIES        STOCK       PARTICIPANTS   INVESTMENTS
                                    ---------------------------------------------------------------------------------------
Total investments at January 1,
  1996                              $ 2,154,425     $  70,356     $ 4,273,444    $        --     $ 579,579     $  8,956,890
   Interest and dividend income          27,671         2,540         268,960          5,638        38,196          409,123
   Net unrealized and realized
     gains on investments               384,965            --              --        604,843            --        1,213,023
   Contributions:
     Employees                          173,441        11,670         159,267         16,071            --          548,285
     Employer                            76,094            --          59,660          8,331            --          306,004
     Rollovers from other plans          17,746            --          65,721          2,070            --          142,604
   Benefits paid to participants        (77,415)       (2,755)       (200,295)            --            --         (348,256)
   Loans made to participants                --            --        (412,000)            --       412,000               --
   Loan repayments                           --            --         437,030             --      (437,030)              --
   Transfers between funds             (206,674)      (23,996)       (876,958)     1,385,526            --               --
                                    ---------------------------------------------------------------------------------------
Total investments at
   December 31, 1996                  2,550,253        57,815       3,774,829      2,022,479       592,745       11,227,673
   Interest and dividend income         430,481         3,085         234,579         33,148        46,980          915,324
   Net unrealized and realized
     gains (losses) on
     investments                       (232,728)           --              --      1,253,889            --        1,211,853
   Contributions:
     Employees                          193,170         7,318         138,235         82,706            --          635,753
     Employer                           123,637            --          48,230         73,353            --          499,702
     Rollovers from other plans          15,820            --          25,624          6,954            --           77,865
   Benefits paid to participants       (232,118)         (830)       (403,233)       (26,036)           --         (765,507)
   Loans made to participants                --            --        (599,900)            --       599,900               --
   Loan repayments                           --            --         529,692             --      (529,692)              --
   Transfers between funds              (40,066)       73,492         (12,984)      (199,908)           --               --
                                    ---------------------------------------------------------------------------------------
Total investments at
   December 31, 1997                  2,808,449       140,880       3,735,072      3,246,585       709,933       13,802,663

                         Farm Bureau 401(k) Savings Plan

3. INVESTMENTS (CONTINUED)

                                                                                    FBL
                                                    EQUITRUST      FLEXIBLE       FINANCIAL        NOTES
                                      VALUE          MONEY         PREMIUM        GROUP, INC.    RECEIVABLE
                                      GROWTH         MARKET        DEFERRED         COMMON          FROM          TOTAL
                                     PORTFOLIO      FUND, INC.     ANNUITIES        STOCK        PARTICIPANTS   INVESTMENTS
                                    ----------------------------------------------------------------------------------------
   Interest and dividend income     $    38,889     $      --     $   231,182     $    63,060     $  48,285     $    505,484
   Net unrealized and realized
     gains (losses) on
     investments                       (904,878)           --              --         679,543            --         (266,580)
   Contributions:
     Employees                          797,565        15,931         300,475         507,764            --        3,188,032
     Employer                           113,708            --          59,744       1,046,954            --        1,459,263
     Rollovers from other plans         102,971            --          26,422          79,979            --          625,769
   Benefits paid to participants       (188,848)           --        (233,595)        (33,236)           --         (671,751)
   Loans made to participants                --            --        (608,800)             --       608,800               --
   Loan repayments                           --            --         546,269              --      (546,269)              --
   Transfers between funds             (253,478)     (156,811)        323,963         311,421            --               --
                                    ----------------------------------------------------------------------------------------
Total investments at
   December 31, 1998                $ 2,514,378     $      --     $ 4,380,732     $ 5,902,070     $ 820,749     $ 18,642,880
                                    ========================================================================================

The fair values of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                                           DECEMBER 31
                                                                        1998          1997
                                                                     ------------------------
EquiTrust Series Fund, Inc.:
  Managed Portfolio (150,627 shares in 1998 and
    102,668 shares in 1997)                                          $1,650,871    $1,360,349
  Blue Chip Portfolio (58,746 shares in 1998 and
    33,397 shares in 1997)                                            2,468,505     1,214,649
  Value Growth Portfolio (261,914 shares
    in 1998 and 208,807 shares in 1997)                               2,514,378     2,808,449
Flexible premium deferred annuities                                   4,380,732     3,735,072
Common stock of FBL Financial Group, Inc.
  (243,014 shares in 1998 and 80,564 shares in 1997)                  5,902,070     3,246,585

                         Farm Bureau 401(k) Savings Plan

4. INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated April 30, 1998, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code and ERISA to maintain its tax-exempt status. The administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.


5. ADMINISTRATIVE AND OPERATING EXPENSES

The Companies pay all administrative and operating expenses of the Plan.


6. YEAR 2000 ISSUE (UNAUDITED)

The Companies developed a plan to modify their internal information technology to be ready for the Year 2000. The plan, which includes the assessment and conversion of critical data processing systems and determination of third-party service provider compliance was substantially complete at December 31, 1998. However, additional monitoring and testing, as needed, is planned for 1999. The Companies do not expect this project to have a significant effect on Plan operations. The Companies are currently developing contingency and continuity plans to help minimize any impact, should problems arise.

                             Supplemental Schedules

                         Farm Bureau 401(k) Savings Plan

          Line 27(a) - Schedule of Assets Held for Investment Purposes

                                December 31, 1998




        IDENTITY OF ISSUER,                DESCRIPTION OF INVESTMENT
             BORROWER,                     INCLUDING MATURITY DATE,                                 CURRENT
          OR SIMILAR PARTY                     RATE OF INTEREST                   COST*              VALUE
-----------------------------------------------------------------------------------------------------------------

EquiTrust Series Fund, Inc.          Investments in mutual fund as
                                        follows:
                                        High Grade Bond Portfolio                $   347,804        $   347,804
                                        High Yield Bond Portfolio                    413,173            413,173
                                        Managed Portfolio                          1,650,871          1,650,871
                                        Money Market Portfolio                       144,598            144,598
                                        Blue Chip Portfolio                        2,468,505          2,468,505
                                        Value Growth Portfolio                     2,514,378          2,514,378

Farm Bureau Life Insurance Company   Flexible premium deferred annuities           4,380,732          4,380,732

FBL Financial Group, Inc.            Class A common stock                          5,902,070          5,902,070
                                                                                 -----------
                                                                                 $17,822,131
                                                                                 ===========
Various participants                 Notes receivable, 7.5% to 8.6%, due
                                        through December 2002                                           820,749
                                                                                                    -----------
Total investments                                                                                   $18,642,880
                                                                                                    ===========



The issuers of all of the investments above are considered as parties-in-interest to the Plan.



* Cost is assumed to equal current value as historical cost information is not available for all types of investments.

                         Farm Bureau 401(k) Savings Plan

                Line 27(d) - Schedule of Reportable Transactions

                          Year ended December 31, 1998




     NUMBER OF
   TRANSACTIONS             IDENTITY OF PARTY INVOLVED                      DESCRIPTION OF ASSET
-------------------------------------------------------------------------------------------------------------

CATEGORY (iii) - ANY TRANSACTIONS INVOLVING SECURITIES OF THE SAME ISSUE, WHEN
AGGREGATED, EXCEEDS 5% OF PLAN ASSETS.

        97          EquiTrust Series Fund, Inc.*                Purchases of Blue Chip Portfolio

       135          EquiTrust Series Fund, Inc.*                Sales of Blue Chip Portfolio

        76          EquiTrust Series Fund, Inc.*                Purchases of Value Growth Portfolio

       171          EquiTrust Series Fund, Inc.*                Sales of Value Growth Portfolio

       110          Farm Bureau Life Insurance Company*         Purchases of Flexible Premium Deferred
                                                                   Annuity

       208          Farm Bureau Life Insurance Company*         Sales of Flexible Premium Deferred Annuity

       109          FBL Financial Group, Inc.*                  Purchases of FBL Financial Group common stock

        66          FBL Financial Group, Inc.*                  Sales of FBL Financial Group common stock


THERE WERE NO CATEGORY (i), (ii) OR (iv) TRANSACTIONS DURING THE YEAR ENDED DECEMBER 31, 1998.



*    Indicates party-in-interest to the Plan.

Cost information is not available. Purchases include expenditures for securities and realized and unrealized gains/losses during the year. Sales represent proceeds received upon sale of securities.

                                                                    CURRENT VALUE           NET GAIN
    PURCHASE PRICE        SELLING PRICE        COST OF ASSET           OF ASSET              (LOSS)
-----------------------------------------------------------------------------------------------------------




      $1,548,566          $           -           $1,548,566           $1,548,566             $ -

               -                294,710              294,710              294,710               -

         252,101                      -              252,101              252,101               -

               -                546,172              546,172              546,172               -

       1,637,570                      -            1,637,570            1,637,570               -


               -                991,910              991,910              991,910               -

       2,746,841                      -            2,746,841            2,746,841               -

               -                 91,356               91,356               91,356               -